Exhibit 99.3

GOVERNANCE AND NOMINATING COMMITTEE CHARTER

The Purpose of the Governance and Nominating Committee

The purpose of the Governance and Nominating Committee (the “Committee”) of Kaival Brands Innovations Group, Inc. (the “Company”), is to determine the slate of director nominees for election to the Company’s Board of Directors (the “Board”), to identify and recommend candidates to fill vacancies occurring between annual stockholder meetings, to review the Company’s policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its stockholders, and any other related matters required by the federal securities laws.

Membership and Structure

The membership of the Committee shall consist of at least three directors, each of whom shall meet the independence requirements established by the Board and applicable laws, regulations, and listing requirements of The Nasdaq Stock Market, LLC. The Committee members and the Committee’s Chair shall be appointed by the Board. The Board may remove any member from the Committee at any time with or without cause.

Operations

The Committee shall meet at least twice a year. Additional meetings may occur as the Committee or its Chair deems advisable. The Committee shall cause to be kept adequate minutes of all its proceedings, and shall report on its actions and activities at the next meeting of the Board occurring after such Committee meeting. The Committee members shall be furnished with copies of the minutes of each meeting and any action taken by unanimous consent.

The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Company, or (c) the laws of the State of Delaware.

Authority

The Committee shall have the resources and authority necessary to discharge its duties and responsibilities. The Committee has sole authority to retain and terminate outside counsel, any search firm used to identify director candidates, or other experts or consultants, as it deems appropriate, including sole authority to approve the firms’ fees and other retention terms. Any communications between the Committee and legal counsel in the course of obtaining legal advice shall be considered privileged communications of the Company and the Committee shall take all necessary steps to preserve the privileged nature of those communications.

The Committee may form and delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees or one or more designated Committee members, as the Committee deems appropriate in its sole discretion.

Responsibilities

The principal responsibilities and functions of the Committee are as follows:

1.	To assist the Board in determining the qualifications, qualities, skills, and other expertise required to be a director;

2.	To assist in identifying, interviewing, and recruiting candidates for the Board, consistent with criteria approved by the Board. The Committee shall consider any director candidates recommended by the Company’s stockholders pursuant to the procedures described in the Company’s proxy statement. The Committee shall also consider any nominations of director candidates validly made by stockholders in accordance with applicable laws, rules, and regulations, and the provisions of the Company’s charter documents;

3.	To review an incumbent, replacement, or additional director’s qualifications, including capability, availability to serve, conflicts of interest, and other relevant factors;

4.	To make annual recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders, subject to approval by the Board;

5.	To make annual recommendations to the Board regarding the appointment to the committees of the Board (including this Committee), subject to approval by the Board;

6.	To oversee the Company’s corporate governance practices and procedures, including identifying best practices;

7.	To review and recommend to the Board for approval any changes to the documents, policies, and procedures in the Company’s corporate governance framework, including making recommendations about changes to the charters of other Board committees after consultation with the respective committee chairs;

8.	To develop, subject to approval by the Board, a process for an annual evaluation of the Board and its committees and to oversee the conduct of this annual evaluation in order to facilitate the directors’ fulfillment of their responsibilities in a manner that serves the interests of the Company’s stockholders;

9.	To annually review the Board’s committee structure and composition and to make recommendations to the Board regarding the appointment of directors to serve as members of each committee and each committee’s chair, as needed;

10.	If a vacancy on the Board and/or any Board committee occurs, to identify and make recommendations to the Board regarding the selection and approval of candidates to fill such vacancy either by stockholder election or appointment by the Board;

11.	To review and discuss with management disclosure of the Company’s corporate governance practices, including information regarding the operations of the Committee and other Board committees, director independence, and the director nomination process, and to recommend that this disclosure be, included in the Company’s proxy statement or Annual Report on Form 10-K, as applicable;

12.	To review and assess the adequacy of this Charter at least annually and recommend any proposed changes to the full Board for approval; and

13.	To assist the Chairman of the Board if the Chairman is a non-management director, or otherwise the Chairman of the Committee acting as the Lead Independent Director, in leading the Board’s annual review of the Chief Executive Officer’s performance.

Performance Evaluation

The Committee shall conduct an annual evaluation of the performance of its duties under this Charter and shall present the results of the evaluation to the Board. The Committee shall conduct this evaluation in such manner as it deems appropriate.

Adopted by the Board of Directors on March 17, 2021.